Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to Registration Statement on Form F-1 of our report dated August 20, 2025 relating to the consolidated financial statements of CSC Collective Holdings Limited and its subsidiaries comprising the consolidated balance sheets as of April 30, 2025 and 2024 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2025 and related notes.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ SRCO, C.P.A., Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

Amherst, NY

November 10, 2025